SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC

                                FORM N-8A

                       NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(A) OF THE
                      INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

                         The Henssler Funds, Inc.

B.   Address of Principal Business Office (No. & Street, City, State, Zip
Code):

                    1279 Kennestone Circle, Suite 600
                         Marietta, Georgia  30066

C.   Telephone Number (including area code):

                              (770) 429-9166

D.   Name and address of agent for service of process:

                             Gene W. Henssler
                    1279 Kennestone Circle, Suite 600
                         Marietta, Georgia  30066

     Copy to:

                          Reinaldo Pascual, Esq.
                         Kilpatrick Stockton LLP
                    1100 Peachtree Street, Suite 2800
                          Atlanta, Georgia 30309
                              (404) 815-6500

E.        Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         Yes  [X]        No  [  ]

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Marietta, and State of Georgia this 17th day of February, 1998.



(SEAL)  Signature:   The Henssler Funds, Inc.
                   (Name of Registrant)

                  By: /s/ Gene W. Henssler
                     Gene W. Henssler, President
Attest

/s/ Patricia T. Hennsler
Patricia T. Henssler, Secretary